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                                   EXHIBIT 23



                         CONSENT OF INDEPENDENT AUDITORS




The Board of Directors
Alpha Industries, Inc.:

We hereby consent to incorporation by reference in the registration statements (No. 33-63541, No. 33-63543, No. 33-71013 and No. 33-71015) on Form S-8 of Alpha
Industries, Inc. of our report dated April 28, 2000 relating to the consolidated balance sheets of Alpha Industries, Inc. and subsidiaries as of April 2, 2000 and March 28, 1999 and the related consolidated statements of operations, stockholders' equity, and cash flows and related schedule for each of the years in the three-year period ended April 2, 2000, which report appears in the April 2, 2000 annual report on Form 10-K of Alpha Industries, Inc.




/s/KPMG LLP
KPMG LLP
Boston, Massachusetts
June 27, 2000